                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   ____________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1)/1/

                                Perficient Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   71375U101
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

          [X] Rule 13d-1(b)
          [_] Rule 13d-1(c)
          [_] Rule 13d-1(d)

_____________________
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 71375U101                  13G                   Page 2 of 4 Pages
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      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


              President and Fellows of Harvard College
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

              Massachusetts
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                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                240,200 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   ---
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                240,200 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                ---
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                 240,200 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                 4.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                 EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 4 Pages

                                 SCHEDULE 13G
                                 ------------


Item 1(a)      Name of Issuer:
                    Perficient Inc.

     1(b)      Address of Issuer's Principal Executive Offices:
                    7600-B North Capital of Texas Highway
                    Suite 220
                    Austin, Texas 78731

Item 2(a)      Name of Person Filing:
                    President and Fellows of Harvard College

     2(b)      Address of Principal Business Office or, if none, Residence:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA 02210

     2(c)      Citizenship:
                    Massachusetts

     2(d)      Title of Class of Securities:
                    Common Stock

     2(e)      CUSIP Number:
                    71375U101

Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4         Ownership:

     4(a)      Amount beneficially owned:
                    240,200 shares

     4(b)      Percent of Class:
                    4.0%

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                    240,200 shares

               (ii) shared power to vote or to direct the vote:
                         _________

                               Page 3 of 4 Pages

               (iii)  sole power to dispose or to direct the disposition of:
                         240,200 shares

               (iv)   shared power to dispose or to direct the disposition of:
                         _________

Item 5         Ownership of Five Percent or Less of a Class:
                         This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                         Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9         Notice of Dissolution of Group:
                         Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                   By:/s/ Michael S. Pradko
                                      -------------------------------------
                                      Name:   Michael S. Pradko
                                      Title:  Authorized Signatory

February 9, 2001

                               Page 4 of 4 Pages